Exhibit 99.1


                         AEGIS REALTY, INC. COMMENTS ON
                 PROPOSED ACQUISITION OF RELATED CAPITAL COMPANY


NEW YORK, NEW YORK - December 18, 2002 - Aegis Realty, Inc. ("Aegis" or "the Company"; AMEX:AER) today announced that the proposed acquisition by Charter Municipal Mortgage Acceptance Company ("CharterMac") of Related Capital Company ("RCC"), an affiliate of Related Aegis, LP, the Company's external advisor (the "Advisor"), will not affect the Company, due to the fact that the proposed acquisition will not include interests in the Advisor. The same management team that is currently managing Aegis will continue to manage Aegis.

CharterMac, a full-service multifamily finance company, is also managed by an affiliate of RCC. Today, CharterMac announced that its Board of Trustees unanimously approved the acquisition of RCC by CharterMac, which would internalize CharterMac's management as part of the proposed acquisition. The proposed acquisition is subject to approval by CharterMac's common shareholders, as well as other customary closing conditions. Subject to regulatory review, a proxy solicitation will be mailed to CharterMac's common shareholders, who will subsequently vote upon the proposed acquisition at a special meeting of shareholders.

For additional information on the acquisition of RCC by CharterMac, please feel free to visit CharterMac's website at www.chartermac.com or contact the Shareholder Services Department directly at (800) 831-4826.

About the Company
Aegis Realty, a geographically diversified real estate investment trust, has property holdings in 15 states. The Company's current portfolio includes direct or indirect interests in 28 neighborhood shopping centers and two garden apartment complexes. For more information, please contact the Shareholder Services Department directly at (800) 831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aegis Realty expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any changes in Aegis Realty's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.


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